Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advantage Disposal Solutions, Inc.
42583 N Coyote Rd
Queen Creek, AZ 85140

We hereby consent to the use in the Registration Statement on Form S-1/A Amendment No. 1 of our report dated April 10, 2012, relating to the financial statements of Advantage Disposal Solutions, Inc. which is contained in that Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
July 24, 2012